Exhibit 99.2(t)(2)

The information in this Prospectus Supplement is not complete and may be changed. A Registration Statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This Prospectus Supplement and the accompanying Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated February 6, 2024

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-______

FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONNECTION WITH OFFERINGS OF COMMON SHARES
(to Prospectus dated                , 2024)

[•] Shares

The India Fund, Inc.

Common Shares

$[•] per Share

The Fund. The India Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company.

Investment Objective. The Fund’s investment objective is long-term capital appreciation, which it seeks to achieve by investing primarily in the equity securities of Indian companies.

Principal Investment Strategy. The Fund invests primarily in the equity securities of Indian companies.

Equity securities include common and preferred stock (including convertible preferred stock), American, global or other types of depositary receipts, or ADRs, convertible bonds, notes and debentures, equity interests in trusts, partnerships, joint ventures or similar enterprises and common stock purchase warrants and rights. Most of the equity securities purchased by the Fund are expected to be traded on an Indian stock exchange or in an Indian over-the-counter market.

The Fund’s investment objective and its policy to invest, under normal market conditions, at least 80% of its total assets in equity securities of Indian companies are fundamental policies of the Fund that may not be changed without the approval of a majority of the Fund’s outstanding voting securities.

NYSE Listing. The Fund’s currently outstanding Common Shares are, and the Common Shares offered by this Prospectus will be, subject to notice of issuance, listed on the New York Stock Exchange (the “NYSE”) under the symbol “IFN.” As of                 , the last reported sale price for the Fund’s Common Shares on the NYSE was $         per Common Share, and the net asset value of the Fund’s Common Shares was $         per Common Share, representing a [discount/premium] to net asset value of         %.

 i

Investing in the Fund’s Common Shares involves certain risks. See “Risks” on page [ ] of the accompanying Prospectus and “                        ” on page         of this Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter is expected to deliver the Common Shares to purchasers on or about

This Prospectus Supplement is dated

You should read this Prospectus Supplement and the accompanying Prospectus, which contains important information about the Fund that you should know before deciding whether to invest, and retain it for future reference. A Statement of Additional Information, dated                , 2024, containing additional information about the Fund, has been filed with the SEC and is incorporated by reference in its entirety into the accompanying Prospectus. You may request free copies of the Statement of Additional Information, annual and semi-annual reports to shareholders and other information about the Fund, and make shareholder inquiries, by calling Investor Relations toll-free at 1-800-522-5465 or by writing to [•] at [•], or you may obtain a copy (and other information regarding the Fund) from the SEC’s website (www.sec.gov). Free copies of the Fund’s Prospectus, Statement of Additional Information, reports and any incorporated information will also be available from the Fund’s website at http:/www.aberdeenifn.com.

The Fund’s Securities do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

This Prospectus Supplement, the accompanying Prospectus and the SAI contain (or will contain) or incorporate (or will incorporate) by reference “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms with the negative of such terms. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect the Fund’s actual results are the performance of the portfolio of securities the Fund holds, the price at which the Fund’s Securities trade in the public markets and other factors discussed in this Prospectus Supplement, the accompanying Prospectus and the SAI, and in the Fund’s periodic filings with the SEC.

Although the Fund believes that the expectations expressed in the forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in the Fund’s forward-looking statements. Future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in “      ” in this Prospectus Supplement and the “Risk Factors” section of this Prospectus. All forward-looking statements contained in this Prospectus Supplement, the accompanying Prospectus or in the SAI are made as of the date of this Prospectus Supplement, the accompanying Prospectus or SAI, as the case may be. Except for ongoing obligations under the federal securities laws, the Fund does not intend and is not obligated, to update any forward-looking statement.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement. The Fund’s business, financial condition and results of operations may have changed since that date. The Fund will amend this Prospectus Supplement and the accompanying Prospectus if, during the period that this Prospectus Supplement and the accompanying Prospectus is required to be delivered, there are any subsequent material changes.

Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

TABLE OF CONTENTS

Page

Prospectus Supplement
Prospectus Supplement Summary	S-1
Summary of Fund Expenses	S-2
Capitalization	S-3
Use of Proceeds	S-3
Recent Developments	S-3
Tax Matters	S-3
Additional Information	S-3

Prospectus
About this Prospectus
Where you can find more information
Incorporation by reference
Summary of Fund expenses
Financial highlights
The Fund
Use of proceeds
Description of Common Shares
Investment objective and principal investment strategy
Risk factors
Management of the Fund
Net asset value of Common Shares
Distributions
Tax matters
Closed-end fund structure
Dividend reinvestment plan
Description of capital structure
Plan of distribution
Custodian, dividend paying agent, transfer agent and registrar
Legal opinions
Independent registered public accounting firm
Additional information

PROSPECTUS SUPPLEMENT SUMMARY
This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all of the information that you should consider before investing in the Fund’s Common Shares. You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus and the Statement of Additional Information, dated , 2024 (the “SAI”), especially the information set forth under the headings “Investment Objective and Policies” and “Risks.”
The Fund	The India Fund, Inc.(the “Fund” or “we”) is a non-diversified closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).
Listing and Symbol	The Fund’s currently outstanding Common Shares are, and the Common Shares offered by this Prospectus will be, subject to notice of issuance, listed on the New York Stock Exchange (the “NYSE”) under the symbol “IFN.” As of , the last reported sale price for the Fund’s Common Shares on the NYSE was $ per Common Share, and the net asset value of the Fund’s Common Shares was $ per Common Share, representing a [discount/premium] to net asset value of %.
Distributions

The Fund pays distributions to Common Shareholders quarterly. Payment of future distributions is subject to approval by the Fund’s Board of Trustees, as well as meeting the covenants of any outstanding borrowings and the asset coverage requirements of the 1940 Act.

The Fund’s next regularly scheduled distribution will be for the quarter ending          and, if approved by the Board of Trustees, is expected to be paid to Common Shareholders on or about          [Such distribution will not be payable with respect to Common Shares that are issued pursuant to the Offer after the record date for such distribution.]

The Offering

The Fund is offering          Common Shares through a group of underwriters.

Common Shares Offered by the Fund

[TO COME]

Common Shares Outstanding after the Offering

[The Fund’s Common Shares have recently traded at a premium to net asset value (“NAV”) per share and the price of the Common Shares is expected to be above net asset value per share. Therefore, investors in this offering are likely to experience immediate dilution of their investment. Furthermore, shares of closed-end investment companies, such as the Fund, frequently trade at a price below their NAV. The Fund cannot predict whether its Common Shares will trade at a premium or a discount to NAV.]

Risks	See “Risks” beginning on page of the accompanying Prospectus for a discussion of factors you should consider carefully before deciding to invest in the Fund’s Common Shares.
Use of Proceeds

The Fund estimates the net proceeds of the offering to be approximately $                     .

The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within [•] months after the completion of the offering. However, until it is able to do so, the Fund may invest in temporary investments, such as cash, cash equivalents, short-term debt securities or U.S. government securities, which could negatively impact the Fund’s returns during such period. The Fund may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Fund currently has no intent to issue Securities primarily for these purposes.

S-1

Summary of Fund expenses

The purpose of the following table and the example below is to help you understand the fees and expenses that holders of Common Shares (“Common Shareholders”) would bear directly or indirectly. The expenses shown in the table under “Other expenses” are estimated for the current fiscal year ended [•]. The expenses shown in the table under “Total annual expenses” are estimated based on the Fund’s average net assets for the current fiscal year ended [•] of $[•]. The table reflects the anticipated net proceeds of the Common Shares offered pursuant to this Prospectus Supplement and the accompanying Prospectus and assuming the Fund incurs the estimated offering expenses. If the Fund issues fewer than all of the Common Shares available for sale pursuant to the Distribution Agreement and the net proceeds to the Fund are less, all other things being equal, the total annual expenses shown would increase.

Common Shareholder transaction expenses
Sales load (as a percentage of offering price)	___	%(1)
Offering expenses (as a percentage of offering price)	___	%(2)
Dividend reinvestment plan fees	None	(3)

Annual expenses (as a percentage of net assets attributable to
Common Shares)
Advisory fee(4)	[●]	%
Other expenses	[●]	%
Total annual expenses	[●]	%

(1)         Represents the estimated commission with respect to the Common Shares being sold under this Prospectus Supplement and the accompanying Prospectus. There is no guarantee that there will be any sales of Common Shares under this Prospectus Supplement and the accompanying Prospectus. Actual sales of Common Shares under this Prospectus Supplement and the accompanying Prospectus, if any, may be less than as set forth under “Capitalization” below. In addition, the price per Common Share of any such sale may be greater or less than the price set forth under “Capitalization” below, depending on market price of the Common Shares at the time of any such sale.

(2)         Assumes the sale of          Common Shares at a sales price per Common Share of $        , which represents the last reported sales price of the Common Shares on the NYSE on         . There is no guarantee that there will be any sales of Common Shares under this Prospectus Supplement and the accompanying Prospectus. Actual sales, if any, of the Common Shares under this Prospectus Supplement and the accompanying Prospectus may be at a price greater or less than $         per Common Share, depending on the market price of the Common Shares at the time of any such sale.

(3)         You will pay a brokerage commission if you direct the Plan Agent to sell your Common Shares held in a dividend reinvestment account.

(4)         The Investment Manager receives a monthly fee paid at an annual rate of i) 1.10% for the first $500 million of the Fund’s average weekly Managed Assets; (ii) 0.90% for the next $500 million of the Fund’s average weekly Managed Assets; (iii) 0.85% for the next $500 million of the Fund’s average weekly Managed Assets; and (iv) 0.75% for the Fund’s average weekly Managed Assets in excess of $1.5 billion. Managed Assets is defined in the investment management agreement as net assets plus the amount of any borrowings for investment purposes.

Example

An investor would directly or indirectly pay the following expenses on a $1,000 investment in Common Shares, assuming a 5% annual return. This example assumes that (i) all dividends and other distributions are reinvested at NAV and (ii) the percentage amounts listed under “Total annual expenses” above remain the same in the years shown.

The example should not be considered a representation of future expenses or rate of return and actual Fund expenses may be greater or less than those shown.

1 Year		3 Years		5 Years		10 Years
$	[•]	$	[•]	$	[•]	$	[•]

S-2

CAPITALIZATION

The following table sets forth the audited capitalization of the Fund as of [•] and the as adjusted capitalization of the Fund assuming the issuance of [•] Common Shares offered in this Prospectus Supplement, including estimated offering expenses of $[•] and underwriting discounts and commissions of $[•].

	Actual as of [●]		As Adjusted as of [●]
Common Shareholders’ Equity:
Common Shares, $0.001 par value per share; [•] shares authorized (The “Actual” and “As Adjusted” columns reflect the [•] shares outstanding as of [•].)		[●]		[●]
Paid-in capital*		[●]		[●]
Total distributable loss		[●]		[●]
Net Assets	$	[●]	$	[●]

* As adjusted paid-in surplus reflects a deduction for estimated offering expenses of $[•] and underwriting discounts and commissions of $[•].

USE OF PROCEEDS

The Fund estimates total net proceeds of the offering to be approximately $[•], based on the public offering price of $[•] per share and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by the Fund.

The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within [•] months after the completion of the offering. However, until it is able to do so, the Fund may invest in temporary investments, such as cash, cash equivalents, short-term debt securities or U.S. government securities, which could negatively impact the Fund’s returns during such period. A delay in the anticipated use of proceeds could lower returns and reduce the Fund’s distribution to Common Shareholders.

Recent developments

[TO COME, if any]

TAX matters

[TO COME]

UNDERWRITERS

[TO COME]

LEGAL MATTERS

Certain legal matters in connection with the Common Shares will be passed on for the Fund by Dechert LLP. Certain legal matters will be passed on by              ,             ,                 , as special counsel to the underwriters in connection with the offering of Common Shares.

ADDITIONAL INFORMATION

This Prospectus Supplement and the accompanying Prospectus constitutes part of a Registration Statement filed by the Fund with the SEC under the Securities Act, and the 1940 Act. This Prospectus Supplement and the accompanying Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the Common Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (www.sec.gov).

S-3

Shares

The India Fund, Inc.

Common Shares

FORM OF

PROSPECTUS
SUPPLEMENT

S-4